Exhibit (h)(4)

ADMINISTRATION AGREEMENT

June 2, 1994

Smith Barney Advisers, Inc.

1345 Avenue of the Americas

New York, New York 10019

Dear sirs:

Consulting Group Capital Markets Funds (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, confirms its agreement with Smith, Barney Advisers, Inc. (“SBA”) as follows:

1.	Investment Description; Appointment

The Trust desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Master Trust Agreement dated April 12, 1991, as amended from time to time (the “Master Trust Agreement”), in its Prospectus and Statement of Additional Information as from time to time in effect and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust (the “Board”). Copies of the Trust’s Prospectus, Statement of Additional Information and Master Trust Agreement have been or will be submitted to SBA. Consulting Group serves as the Trust’s investment adviser and the Trust desires to employ and hereby appoints SBA to act as its administrator. SBA accepts this appointment and agrees to furnish the services to the Trust for the compensation set forth below. SBA is hereby authorized to retain third parties and is hereby authorized to delegate some or all of its duties and obligations hereunder to such persons provided that such persons shall remain under the general supervision of SBA.

2.	Services as Administrator

Subject to the supervision and direction of the Board, SBA will: (a) assist in supervising all aspects of the Trust’s operations except those performed by the Trust’s investment advisor under its investment advisory agreement; (b) supply the Trust with office facilities (which may be in SBA’s own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services, including, but not limited to, the calculation of (i) the net asset value of shares of each of the Trust’s Portfolios, (ii) applicable contingent deferred sales charges and similar fees and charges and (iii) distribution fees, internal auditing and legal services, internal executive and administrative services, and stationary and office supplies; and (c) prepare reports to shareholders of the Trust, tax returns and reports to and filings with the Securities and Exchange Commission (the “SEC”) and state blue sky authorities.

Smith Barney Advisers, Inc.

June 2, 1994

3.	Compensation

In consideration of services rendered pursuant to this Agreement, the Trust will pay SBA on the first business day of each month a fee for the previous month at an annual rate of .20 of 1.00% of each Portfolio’s average daily net assets. The fee for the period from the date the Trust’s initial registration statement is declared effective by the SEC to the end of the month during which the initial registration statement is declared effective shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to SBA, the value of each Portfolio’s net assets shall be computed at the times and in the manner specified in the Trust’s Prospectus and Statement of Additional Information as from time to time in effect.

4.	Expenses

SBA will bear all expenses in connection with the performance of its services under this Agreement. The Trust will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any, fees of the members of the Board of the Trust who are not officers, directors or employees of Smith Barney Inc. or its affiliates or any person who is an affiliate of any person to whom duties may be delegated hereunder, SEC fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Trust’s and Board members’ proportionate share of insurance premiums, professional association dues and/or assessments; outside auditing and legal expenses; costs of maintaining the Trust’s existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders’ reports and meetings of the officers or Board and any extraordinary expenses. In addition, the Trust will pay all distribution fees pursuant to a Distribution Plan adopted under Rule 12b-1 of the Investment Company Act of 1940, as amended (the “1940 Act”).

5.	Reimbursement to the Trust

If in any fiscal year the aggregate expenses of the Trust (including fees pursuant to this Agreement and the Trust’s investment advisory agreement (s), but excluding distribution fees, interest, taxes, brokerage and, if permitted by state securities commissions, extraordinary expenses) exceed the expense limitations of any state having jurisdiction over the Trust, SBA will reimburse the Trust for that excess expense to the extent required by state law in the same proportion as its respective fees bear to the combined fees for investment advice and administration. The expense reimbursement obligation of SBA will be limited to the amount of its fees hereunder. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

Smith Barney Advisers, Inc.

June 2, 1994

6.	Standard of Care

SBA shall exercise its best judgment in rendering the services listed in paragraph 2 above, and SBA shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect SBA against liability to the Trust or to its shareholders to which SBA would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of SBA’s reckless disregard of its obligations and duties under this Agreement.

7.	Term of Agreement

This Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Board.

8.	Service to Other Companies or Accounts

The Trust understands that SBA now acts, will continue to act and may act in the future as administrator to one or more other investment companies, and the Trust has no objection to SBA so acting. In addition, the Trust understands that the persons employed by SBA or its affiliates to assist in the performance of its duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of SBA or its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.	Indemnification

The Trust agrees to indemnify SBA and its officers, directors, employees, affiliates, controlling persons, agents (including persons to whom responsibilities are delegated hereunder) (“indemnitees”) against any loss, claim, expense or cost of any kind (including reasonable attorney’s fees) resulting or arising in connection with this Agreement or form the performance or failure to perform any act hereunder, provided that no such indemnification shall be available if the indemnitee violated the standard of care in paragraph 6 above. This indemnification shall be limited by the 1940 Act, and relevant state law. Each indemnitee shall be entitled to advancement of its expenses in accordance with the requirements of the 1940 Act and the rules, regulations and interpretations thereof as in effect from time to time.

10.	Limitations of Liability

The Trust and SBA agrees that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Trust, as provided in Master Trust Agreement and Bylaws. The execution and delivery of this Agreement has been duly authorized by the Trust and SBA, and signed by an authorized officer of each, acting as such. Neither the authorization by the Board

Smith Barney Advisers, Inc.

June 2, 1994

members of the Trust, nor the execution and delivery by the officer of the Trust shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Master Trust Agreement and Bylaws.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by singing and returning to us the enclosed copy hereof.

Very truly yours,

Consulting Group Capital Markets Funds

		By:	/s/ HEATH B. MCLENDON
		Name:	Heath B. McLendon
		Title:	Chairman of the Board

Accepted:

Smith Barney Advisers, Inc.

By:	/s/ CHRISTINA T. SYDOR
Name:	Christina T. Sydor
Title:	Secretary

APPENDIX A

ADMINISTRATIVE SERVICES

Fund Accounting. Fund accounting services involve comprehensive accrual-based recordkeeping and management information. They include maintaining a fund’s books and records in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”), net asset value calculation, daily dividend calculation, tax accounting and portfolio accounting.

The designated fund accountants interact with the Trust’s custodian, transfer agent and investment adviser daily. As required, the responsibilities of each fund accountant may include:

•	Cash Reconciliation - Reconcile prior day’s ending cash balance per custodian’s records and the accounting system to the prior day’s ending cash balance per fund accounting’s cash availability report;

•	Cash Availability - Combine all activity affecting each Portfolio’s cash account and produce a net cash amount available for investment;

•	Formal Reconciliations - Reconcile system generated reports to prior day’s calculations of interest, dividends, amortization, accretion, distributions, capital stock and net assets;

•	Trade Processing - Upon receipt of instructions from the investment adviser review, record and transmit buys and sells to the custodian;

•	Journal Entries - Input entries to the accounting system reflecting shareholder activity and Fund expense accruals;

•	Reconcile and Calculate N.O.A. (net other assets) - Compile all activity affecting asset and liability accounts other than investment account;

•	Calculate Net Income, Mil Rate and Yield for Daily Distribution Funds - Calculate income on purchase and sales, calculate change in income due to variable rate change, combine all daily income less expenses to arrive at net income, calculate mil rate and yields (1 day, 7 day and 30 day);

•	Mini-Cycle (except for Money Market Funds) - Review intra day trial balance and reports, review trial balance N.O.A.;

•	Holdings Reconciliation - Reconcile the portfolio holdings per the system to custodian records;

•	Pricing - Determine N.A.V. for Fund using market value of all securities and currencies (plus N.O.A.), divided by the shares outstanding, and investigate securities with significant price changes (over 5%);

•	Money Market Fund Pricing - Monitor valuation for compliance with Rule 2a-7;

•	System Check-Back - Verify the change in market value of securities which saw trading activity per the system;

•	Net Asset Value Reconciliation - Identify the impact of current day’s Fund activity on a per share basis;

•	Reporting of Price to NASDAQ - 5:30 P.M. is the final deadline for Fund prices being reported to the newspaper;

•	Reporting of Price to Transfer Agent - N.A.V.s are reported to transfer agent upon total completion of above activities;

In addition, fund accounting personnel: communicate corporate actions of portfolio holdings to portfolio managers; initiate notification to custodian procedures on outstanding income receivables; provide information to the Trust’s treasurer for reports to shareholders, SEC, Board members, tax authorities, statistical and performance reporting companies and the Trust’s auditors; interface with the Trust’s auditors; prepare monthly reconciliation packages, including expense pro forma; prepare amortization schedules for premium and discount bonds based on the effective yield method; prepare vault reconciliation reports to indicate securities currently “out-for-transfer,” and calculate daily expenses based on expense ratios supplied by Trust’s treasurer.

Financial Administration. The financial administration services made available to the Trust fall within three main categories: Financial Reporting; Statistical Reporting; and Publications. The following is a summary of the services made available to the Trust by the Financial Administration Division;

Financial Reporting

•	Coordinate the preparation and review of the annual, semi-annual and quarterly portfolio of investments and financial statements included in the Trust’s shareholder reports.

Statistical Reporting

•	Total return reporting;

•	SEC 30-day yield reporting and 7-day yield reporting (for money market funds);

•	Prepare dividend summary;

•	Prepare quarter-end reports;

•	Communicate statistical data to the financial media (Donoghue, Lipper, Morningstar, et al.)

Publications

•	Coordinate the printing and mailing process with outside printers for annual and semi-annual reports, prospectuses, statements of additional information, proxy statements and special letters or supplements;

•	Provide graphics and design assistance relating to the creation of marketing materials and shareholder reports.

Treasury. The following is a summary of the treasury services available to the Trust:

•	Provide a Treasurer and Assistant Treasurer for the Trust;

•	Determine expenses properly chargeable to the Trust;

•	Authorize payment of bills for expenses of the Trust;

•	Establish and monitor the rate of expense accruals;

•	Prepare financial materials for review by the Trust’s Board (e.g., Rule 2a-7, 10f-3, 17a-7 and 17e-1 reports, repurchase agreement dealer lists, securities transactions);

•	Recommend dividends to be voted by the Trust’s Board;

•	Monitor mark-to-market comparisons for money market funds;

•	Recommend valuation to be used for securities which are not readily saleable;

•	Function as a liaison with the Trust’s outside auditors and arrange for audits;

•	Provide accounting, financial and tax support relating to portfolio management and any contemplated changes in the Trust’s structure or operations;

•	Prepare and file forms with the Internal Revenue Service

•	Form 8613

•	Form 1120-RIC

•	Board Members’ and Shareholders’ 1099s

•	Mailings in connection with Section 852 and related regulations.

Legal and Regulatory Services. The legal and regulatory services made available to the Trust fall within four main areas: SEC and Public Disclosure Assistance; Corporate and Secretarial Services; Compliance Services; and Blue Sky Registration. The following is a summary of the legal and regulatory services available to the Trust:

SEC and Public Disclosure Assistance

•	File annual amendments to the Trust’s registration statements, including updating the prospectus and statement of additional information where applicable;

•	File annual and semi-annual shareholder reports with the appropriate regulatory agencies;

•	Prepare and file proxy statements;

•	Review marketing material for SEC and NASD clearance;

•	Provide legal assistance for shareholder communications.

Corporate and Secretarial Services

•	Provide a Secretary and an Assistant Secretary for the Trust;

•	Maintain general corporate calendar;

•	Prepare agenda and background materials for Trust board meetings, make presentations where appropriate, prepare minutes and follow-up matters raised at Board meetings;

•	Organize, attend and keep minutes of shareholder meetings;

•	Maintain Master Trust Agreement and By-Laws of the Trust.

Legal Consultation and Business Planning

•	Provide general legal advice on matters relating to portfolio management, Trust operations and any potential changes in the Portfolio’s investment policies, operations or structure;

•	Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Trust, update the Trust’s Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

•	Develop or assist in developing guidelines and procedures to improve overall compliance by the Trust and its various agents;

•	Manage Trust litigation matters and assume full responsibility for the handling of routine Trust examinations and investigations by regulatory agencies.

Compliance Services

The Compliance Department is responsible for preparing compliance manuals, conducting seminars for fund accounting and advisory personnel and performing on-going testing of the Fund’s portfolio to assist the Fund’s investment adviser in complying with prospectus guidelines and limitations, 1940 Act requirements and Internal Revenue Code requirements. The Department may also act as liaison to the SEC during its routine examinations of the Fund.

State Regulation

The State Regulation Department operates in a fully automated environment using blue sky registration software developed by PriceWaterhouse. In addition to being responsible for the initial and on-going registration of shares in each state, the Department acts as liaison between the Trust and state regulators, and monitors and reports on shares sold and remaining registered shares available for sale.